MUNIINSURED FUND, INC.

FILE # 811-5190

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/01/01	Clark County Nevada Airport 5.125% 07/01/25	$3,000,000.	$184,805,000.	JP Morgan

		$	$
		$	$
		$	$
		$	$